Exhibit 10.49
LICENSE AGREEMENT
     This License Agreement (“Agreement”) is dated and effective as of the last signature date below (“Effective Date”), and is made by and between the UNIVERSITY OF GEORGIA RESEARCH FOUNDATION, INC., a Georgia non-profit corporation, and INHIBITEX, INC., a Delaware corporation.
     In consideration of the mutual covenants and promises contained in this Agreement and intending to be legally bound, the Parties agree as follows.
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION, PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
ARTICLE 1. DEFINITIONS
1.1.	“Affiliate” means any corporation or non-corporate entity that controls, is controlled by, or is under common control with a Party to this Agreement. A corporation or non-corporate entity is to be regarded as in control of a corporation if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock of the other corporation, or (i) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or (ii) in the case of a non-corporate business entity, or non-profit corporation, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable. For purposes of this Agreement, an entity can be either an Affiliate or a Sublicensee, but not both. If an entity meets the definition of “Affiliate,” it shall be treated herein as an Affiliate for all purposes, even if it has also entered into a Sublicense.

1.2.	“Development Plan” means Licensee’s technology development plan contained in Appendix A, as may be amended from time to time during the term of this Agreement. Any prior Development Plan for any Licensed Product that is no longer being pursued by Licensee shall be deleted from Appendix A.

1.3.	“Field” means any and all anti-viral uses, including but not limited to prophylaxis, diagnosis or treatment of a condition, infection or disease associated with a virus, except the Field specifically excludes any anti-viral use associated with (a) the following DNA virus families: poxviridae, polyomaviridae, papillomaviridae, adenoviridae, and parvoviridae; and (b) all RNA viruses except for the following RNA virus families, which are specifically included in the Field: retroviridiae (for example HIV as defined below), flaviviridae (for example HCV as defined below), orthomyxoviridae, paramyxoviridae, and coronaviridae. In the event that Licensee terminates the Sponsored Research Agreement (“SRA”), a copy of which is attached as Appendix J, pursuant to paragraph 16(d) of the SRA, the Field of this License Agreement shall automatically be amended to exclude HCV.

1.4.	“Indication” shall mean the prevention, treatment or diagnosis of a condition, infection or disease caused by or associated with a specific virus in the Field. For example “HIV Indication” means the prevention, treatment or diagnosis of a condition, infection or disease caused by or associated with Human Immunodeficiency Virus (“HIV”) and “HCV Indication” means prevention, treatment or diagnosis of a condition, infection or a disease caused by or associated with Hepatitis C Virus (“HCV”).

1.5.	“Licensed Patents” means (i) the patent applications listed in Appendix B, (ii) the United States patents that may issue from the patent applications listed in Appendix B and from divisionals and continuations and continuations-in-part of such United States patents and patent applications, (iii) all foreign counterparts of such patent applications, and all patents that issue thereon anywhere in the world, including reexamined and reissued patents. Licensed Patents shall also mean any patent application having claims in the Field directed to an invention made in the laboratory of Dr. Vasu Nair six months or less prior to the Effective date, and (iv) with respect to the matters described in clauses (i), (ii) and (iii) above, all provisionals, renewals, re-examinations, patents of addition, supplementary protection certificates, extensions, restorations of patent terms, letters of patent, registration or confirmation patents and reissues of such patents or patent applications.

1.6.	“Licensed Product” means any compound, product, service, or process in the Field, the manufacture, use, or sale of which, but for the license granted herein, would infringe at least one Valid Claim.

1.7.	“Licensee” means Inhibitex, Inc. and its Affiliates.

1.8.	“Net Sales” means the gross amount paid to and received by Licensee as consideration for the sale of Licensed Product by Licensee to any third party that is not an Affiliate of Licensee, less the following deductions:
(a).	credits actually given for rejected, defective, recalled, or returned Licensed Product or because of charge backs, refunds, rebates, or retroactive price reductions;

(b).	freight and insurance costs and any other outbound transportation charges, if separately stated on the invoice or purchase order or other document of sale paid by the customer; and

(c).	excise taxes and customs duties included in the invoiced amount;

(d).	other taxes (including but not limited to tariffs, duties, excises, sales, value added, consumption or other taxes) imposed and paid by Licensee in connection with the production, sale, use, or delivery of Licensed Products; and

(e).	customary cash discounts, rebates or charge backs actually granted, allowed, taken or incurred in connection with the sale of such Licensed Product, or granted or given to or imposed by governmental authorities and managed care systems (that is, systems that integrate the financing and delivery of healthcare services to covered members, including but not limited to, pharmacy benefit managers (PBMs), prescription drug plans (PDPs), health maintenance organizations (HMOs), preferred provider organizations (PPOs), independent practice associations (IPAs) and other similar healthcare organizations), wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations (including, without limitation, any payments in respect of sales to any governmental authorities or with respect to any government-subsidized program or managed care organization and any discounts and rebates for any program for the benefit of low income, uninsured or other patients who receive the opportunity to receive Licensed Products at discounted prices).
1.9.	“Parties” means UGARF and Licensee. “Party” means UGARF or Licensee.

1.10.	“Patent Expenses” means the actual and documented out of pocket costs paid to third parties by UGARF in prosecuting and maintaining the Licensed Patents.

1.11.	“Sublicense” means a grant of all or part of the rights to Licensed Patents that are granted to Licensee by this Agreement, made by (a) Licensee; (b) a person or entity that has licensed such rights from Licensee; or (c) a person or entity that has received such rights from a person or entity that licensed such rights from Licensee.

1.12.	“Sublicensee” means any person or entity entering into a Sublicense.

1.13.	“Territory” means the world.

1.14.	“UGA” means the University of Georgia, a public institution of higher education within the University System of Georgia.

1.15.	“UGARF” means the University of Georgia Research Foundation, Inc., an independent Georgia non-profit corporation governed by a board of directors separate from the Board of Regents of the University System of Georgia. The non-profit mission of UGARF includes supporting research and educational goals of UGA. UGA is not an Affiliate of UGARF.

1.16.	“Valid Claim” means a claim in an unexpired patent or patent application included in the Licensed Patents, so long as such claim shall not have been irrevocably abandoned or held invalid in an unappealed or unappealable decision of a court or other authority of competent jurisdiction.
ARTICLE 2. GRANT OF LICENSE AND OPTION
2.1.	Grant. Subject to the reservations in this Article and payment obligations in Article 3, UGARF grants to Licensee the exclusive right and license to make, have made, use, import, offer for sale, and sell in the Territory, Licensed Products during the term of this Agreement including Licensee’s right to grant sublicenses pursuant to paragraph 2.3. In no event shall this grant take effect until Licensee has paid and delivered to UGARF the initial license payments and certificates of stock described in paragraph 3.1.

2.2.	Reservation of Rights.
(a).	The license granted in paragraph 2.1 is subject to a reserved, non-exclusive license of UGARF, transferable to UGA and its not-for-profit academic collaborators, to practice the Licensed Patents in the Field, only for the purpose of non-commercial scientific inquiry, academic research, and education. This reservation does not extend to any research funded by any non-governmental, non-academic or for profit entity. Any materials sent to UGA, and any materials sent by UGA to a not-for-profit academic collaborator outside of UGA for use in the Field will be sent using a material transfer agreement that includes customary restrictions on use and non-disclosure.

(b).	The inventions contained in the Licensed Patents were conceived by employees of UGA with the use of research funding from the U.S. National Institutes of Health. Therefore, there is reserved from the rights granted hereunder the rights of the U.S. government to practice and exercise all rights to the Licensed Patents under 37 C.F.R. § 401 et seq. UGARF shall promptly notify Licensee in writing when UGARF becomes aware of any such practice or exercise, or intent to such practice or exercise, by the U.S. government.
2.3.	Sublicenses. Licensee may grant sublicenses of any and all rights granted to Licensee herein, and Licensee may authorize its sublicensees to grant sub-sublicenses. Such Sublicenses shall not contain terms and conditions that conflict with those included in this Agreement. Licensee shall provide to UGARF a complete copy of all Sublicenses within thirty (30) days after execution. UGARF shall treat the existence, terms and conditions of such Sublicenses as the Confidential Information of Licensee and, if requested, shall sign a non-disclosure agreement with Sublicensee.
(a).	Licensee shall remain fully responsible for the operations of Sublicensees that are relevant to this Agreement as if such operations were carried out by Licensee. Licensee is responsible for payments owed to UGARF and triggered by activities of Sublicensees such as development milestone payments (Appendix F).

(b).	No fees are owed directly to UGARF by a Sublicensee as a result of entering into a Sublicense.

(c).	Licensee shall include, or shall cause to be included, in all Sublicenses a provision requiring the Sublicensee to indemnify UGARF and maintain insurance coverage to the same extent that Licensee is so required under this Agreement, and a provision granting UGARF the right to audit Sublicensee to the same extent that UGARF may audit Licensee hereunder.

(d).	Upon termination of this Agreement, and provided that a Sublicensee is in compliance (or promptly cures any non-compliance) in all material respects with the terms of its Sublicense on the date of termination, upon request by a Sublicensee, UGARF shall grant such Sublicensee a license to Licensed Patents having the same material terms as this Agreement, as may have been amended by the Parties. Except as set forth in this paragraph 2.3(d), in no event does UGARF have any obligations to a Sublicensee whatsoever with respect to (i) any past, current, or future obligations Licensee may have had, or may in the future have pursuant to such Sublicense, and (ii) any future obligations to Sublicensee beyond those to Licensee in this Agreement.
2.4.	No Other Obligations. Except as expressly stated in this Agreement, none of UGARF, UGA, their faculty, staff, employees, or students are obligated to report or deliver to Licensee or its Sublicensees under this Agreement any compounds, derivatives, technical information, know-how, data, or other tangible materials of any kind related to the Licensed Patents.

2.5.	No Implied License. The license and rights granted in this Agreement do not confer any rights upon Licensee as to any patents, technology, or compounds not specifically identified in this Agreement as part of Licensed Patents.
ARTICLE 3. CONSIDERATION
3.1.	Initial License Payments and Requirements. The grant of rights and license to the Licensed Patents set out in paragraphs 2.1 and 2.3 shall only become effective after Licensee has met the following pre-conditions:
(a).	Licensee shall, on the Effective Date, pay UGARF a non-refundable, up-front, one-time licensing fee in the amount of seven hundred fifty thousand dollars ($750,000); and

(b).	Licensee shall, within fifteen (15) business days of the Effective Date, issue and deliver certificate shares of Licensee common stock to UGARF having a total market value of three hundred thousand dollars ($300,000) as provided for in paragraph 3.2 below; provided, however, that Licensee shall issue a portion of such shares directly to the inventors named in the Licensed Patents only as UGARF may direct on or before the Effective Date; and

(c).	Licensee shall, on the Effective Date, execute the sponsored research agreement (“SRA”) with UGARF attached hereto as Appendix J, and pay any amounts that are due on the Effective Date pursuant to the SRA.
3.2.	Share Value. The number of shares delivered under paragraph 3.1(b) will be determined by dividing the total market value as provided for in such paragraphs by the average of the closing price per share of the Licensee’s common stock as reported on NASDAQ for the five (5) trading days prior to the Effective Date.

3.3.	Royalty for Sales by Licensee. For sales of Licensed Products by Licensee (but not for sales by a Sublicensee), an Affiliate of Licensee, or an assignee of Licensee’s rights and obligations under this Agreement, UGARF shall be paid the following royalties:
(a).	Royalty. Licensee shall pay UGARF a royalty of [ * * * ] on the total Net Sales of Licensed Products sold by Licensee, an Affiliate of Licensee, or an assignee of Licensee’s rights and obligations under this Agreement; provided that if no Valid Claim in a given country would be infringed by any such sale but for the license granted herein, then no royalty is owed on any such sales of Licensed Products in such country. Only one royalty shall be paid to UGARF per Licensed Product regardless of the number of Licensed Patents that would be infringed by the Licensed Product absent the license granted herein. Further, only one Net Sale of a given Licensed Product shall be subject to a royalty payment regardless of how many arms length transactions may occur between manufacture of the Licensed Product and purchase by the final end user, in which case the royalty paid to UGARF will be based upon the first arms length transaction between Licensee and any third party that is not an Affiliate of Licensee. The royalty owed under this Section 3.3(a) shall be increased from [ * * * ] to[ * * * ] upon any Net Sales in a given year above total Net Sales for such year of [ * * * ], but in all cases the royalty rate on the first [ * * * ]of Net Sales in a given year shall be [ * * * ].

(b).	Calculation of Royalties. If Licensee’s manufacture, offer for sale or sale of a Licensed Product would infringe rights of a third party but for a license, then Licensee may reduce the royalty percentage owed to UGARF on Net Sales of such Licensed Product under Section 3.3(a) by any reasonable royalty or other amounts actually paid to such third party by Licensee on such sale of Licensed Product for such license, but under no circumstances may Licensee reduce such royalty percentage to less than [ * * * ] under paragraph 3.3(a) (no less than [ * * * ] or [ * * * ], as applicable).

(c).	Increased Royalty Rate. In the event that Licensee files or otherwise initiates any proceeding against UGARF in any country (the “Challenge Litigation”) in which it asserts that any one or more of the Licensed Patents is invalid, then, effective as of the calendar quarter in which such proceeding is initiated and solely with respect to Net Sales in such country of Challenge Litigation, (i) the royalty percentage under paragraph 3.3(a) will [ * * * ] (to [ * * * ] or to [ * * * ], as applicable); and (ii) the minimum royalty percentage under paragraph 3.3(b) will [ * * * ] (to [ * * * ] or [ * * * ], as applicable). In the event that the outcome of such proceeding affirms the validity of the Licensed Patents, whether through order, judgment, or other determination, then, effective as of the calendar quarter in which such order, judgment, or other determination is effective and solely with respect to Net Sales in such country in which such Challenge Litigation is initiated, (i) the royalty percentage applicable to paragraph 3.4(a) will remain at the [ * * * ] or [ * * * ], as applicable); and (ii) the minimum royalty percentage applicable to paragraph 3.4(b) will remain at the [ * * * ] or [ * * * ], as applicable).

(d).	Combination Product Royalties. A Combination Product means any pharmaceutical product which consists of both: (i) a Licensed Product; and (ii) one or more active compounds for use in the Field, which compounds are not Licensed Products. In the event a Licensed Product is sold as part of a Combination Product in a given country, the Net Sales from the Combination Product, for the purposes of determining royalty payments due under paragraph 3.3.(a) in such country, shall be determined by multiplying the Net Sales of the Combination Product, during the applicable royalty reporting period, by the fraction, A/(A+B), where A is the average net sales price of the Licensed Product in the Combination Product when sold separately in finished form and B is the average net sales price of the other active compounds used in such Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Licensed Product in the Combination Product and any of the other active compound(s) did not each occur separately in such period, then in the most recent royalty reporting period in which sales of all or both occurred. In the event of any disagreement as to the applicability of this Section 3.3(d) to a given Licensed Product or as to the net sales price in a Combination Product, then these disputes shall be resolved by a three member panel of qualified independent third parties, one chosen by each Party and the third chosen by the first two panel members. The determination of the panel shall be made within twenty (20) business days following written submissions by the Parties and a one day oral hearing. The Parties shall pay their own costs and expenses, including but not limited to attorney’s fees and expert fees, associated with the use of the panel, and shall share equally the costs and expenses charged by the panel members themselves. The determination of the panel shall be final and binding on the Parties.

(e).	Notwithstanding the foregoing, whether through agreement between the Parties or through decision by the panel, the royalty due to UGARF on sales of Combination Products shall not be less than [ * * * ] the royalty percentage under paragraph 3.3(a) [ * * * ] or [ * * * ], as applicable) of Net Sales of the Combination Products as determined by applying the definition of Net Sales found in paragraph 1.8 to the total sales price of each Combination Product.
3.4.	Royalty for Sales by Sublicensee. Royalties received by Licensee from a Sublicensee are subject to paragraph 3.7 and are included in the definition of “Sublicense Payment” in Appendix E.

3.5.	Annual Minimum Royalties.
(a).	For Sales by Licensee. For sales by Licensee, an Affiliate of Licensee, or an assignee of Licensee’s rights and obligations under this Agreement, Licensee shall pay to UGARF the amounts identified in Appendix C. If applicable, any annual minimum royalty payment shall be made within sixty (60) days of the end of each respective calendar year. If this Agreement terminates for any reason during a year, a pro-rated annual minimum royalty, if applicable, shall be paid for each Indication. The annual minimum royalty paid to UGARF shall not exceed the amounts listed in Appendix C regardless of the number of Licensed Patents.

(b).	For Sales by Sublicensee. Annual minimum royalty payments, if any, received by Licensee from a Sublicensee are subject to paragraph 3.7 and are included in the definition of “Sublicense Payments” in Appendix E.
3.6.	Annual License Maintenance Fees. Licensee shall pay to UGARF an annual license maintenance fee as set forth in Appendix D no later than thirty (30) days after each anniversary of the Effective Date; provided, however that Licensee’s obligation to pay an annual license maintenance fee shall cease in the first calendar year following the first sale of any Licensed Product. Only one annual license maintenance fee is due to UGARF by Licensee in any calendar year regardless of the number of patents within the Licensed Patents, and regardless of the number of Sublicensees.

3.7.	Sublicense Fees. In addition to other payments required under this Article 3, in the event that one or more Sublicenses are granted, Licensee agrees to pay UGARF Sublicense Fees as set forth and defined in Appendix E. Sublicense Fees are only due if and when Sublicense Payments are actually received by Licensee from a Sublicensee; provided however, in any calendar year following the calendar year of the first sale of Licensed Product by a Sublicensee in which Licensee has no sales of Licensed Product, then the combined total of all Sublicensee Fees paid to UGARF by Licensee for such calendar year for all Licensed Products and Indications shall not be less than [ * * * ] irrespective of any amounts actually received by Licensee from Sublicensees. If owed, this fee shall be due to UGARF sixty (60) days after the end of the calendar year.

3.8.	Milestone Payments. Licensee shall notify UGARF of the occurrence of a milestone event within thirty (30) days of Licensee’s knowledge of such event, but in no event later than ninety (90) days after its occurrence. Licensee shall make milestone payments to UGARF as set forth in Appendix F. Each milestone payment is owed whether the milestone is achieved by Licensee or by a Sublicensee, and payment shall be made within sixty (60) days after Licensee’s notice of each milestone event.

3.9.	Reimbursement for Patent Expenses. Licensee shall reimburse UGARF for all un-reimbursed Patent Expenses incurred before the Effective Date. Thereafter, Licensee shall reimburse UGARF for all un-reimbursed Patent Expenses incurred for each patent or patent application within the Licensed Patents for which Licensee is the only licensee of UGARF (excluding Sublicensees). For Licensed Patents where there are one or more additional licensees of UGARF other than Licensee (excluding Sublicensees), Licensee shall reimburse UGARF a pro rata share of Patent Expenses based upon the number of aggregate licensees; for example, Licensee would reimburse UGARF for [ * * * ] of Patent Expenses incurred for a Licensed Patent having one other, third party licensee of UGARF (excluding Sublicensees). If UGARF is reimbursed by a third party licensee for Patent Expenses incurred prior to the date of the third party license, and those Patent Expenses have already been reimbursed to UGARF by Licensee (“duplicate reimbursement”), then UGARF shall pay [ * * * ] of such duplicate reimbursement to Licensee. As used herein, un-reimbursed Patent Expenses shall mean UGARF has not received, and has no right to receive, reimbursement of such expenses from any third party. UGARF shall invoice Licensee for reimbursement of Patent Expenses, and Licensee shall remit payment to UGARF within thirty (30) days of the invoice date.

3.10.	Taxes. UGARF shall not be responsible to pay any taxes, customs, or other governmental charges or levies (“Taxes”) imposed, charged or levied on sales of Licensed Products by Licensee or Sublicensee. Nevertheless, any Taxes paid by Licensee or Sublicensees shall be taken into account in calculating Net Sales. If any Taxes are imposed upon UGARF in connection with the sale of Licensed Products, Licensee shall pay such Taxes, except that UGARF shall be responsible for payment of any taxes (including but not limited to income taxes) imposed, charged or levied on it as a result of its role as licensor and the recipient of income in the form of royalty payments and any other payments made to it hereunder.
ARTICLE 4. REPORTS AND AUDITS
4.1.	Progress Reports. Within sixty (60) days of each calendar year end, Licensee shall provide UGARF with a written report detailing the current status of the Licensee and Sublicensees toward meeting the objectives of the Development Plan.

4.2.	Payment Reports. During the term of this Agreement, Licensee shall furnish, or cause to be furnished, written reports to UGARF regarding Net Sales of Licensed Products, Sublicensee Fees, and all other payments due to UGARF, that include all applicable information identified in Appendix G. Licensee shall provide these reports within sixty

(60) days of the end of each calendar quarter following the first sale of Licensed Products.

4.3.	Report of First Sale. Licensee shall make written notice to UGARF of the date of the first arm’s length commercial sale for consideration of each Separate and Distinct (as defined in Appendix C) Licensed Product within sixty (60) days of such sale, whether such sale is made by Licensee or by a Sublicensee.

4.4.	Audit. Licensee shall keep, and shall cause Sublicensees to keep, accurate records in sufficient detail such that the amount of any payment due and payable to UGARF may be verified. During the term of this Agreement and for a period of one year thereafter, Licensee shall permit UGARF or its qualified representatives no more than once per calendar year to inspect, copy, and audit its books and records with respect only to payments due under this Agreement, upon reasonable notice and during normal business hours. Such books and records include, but are not limited to, invoice registers and original invoices; product sales reports; price lists, sales ledgers; accounting general ledgers; sublicense and distributor agreements; price lists; product catalogues and marketing materials; financial statements and income tax returns; sales tax returns; and inventory and production records and shipping documents. Such examination shall be made at UGARF’s expense. If such examination determines an underpayment of [ * * * ] or more in the amount of royalty or other payments due UGARF for any year, then Licensee shall reimburse UGARF for reasonable out of pocket costs associated with such examination or audit, including any professional fees. Conversely, if such examination determines an overpayment was made by Licensee, such overpayments will be refunded or credited against future amounts owed by Licensee. No separate confidentiality agreement will be required between the Parties to conduct such an examination or audit so long as any representatives of UGARF agree to be bound by confidentiality terms no less restrictive than those set forth in Article 10 herein, and the results of the audit shall be treated as Licensee’s Confidential Information. The Parties agree that UGARF or its representative may keep a copy of all documents provided by Licensee hereunder and all documents created by UGARF or its representative in connection with such examination or audit for archival purposes.
ARTICLE 5. PAYMENTS
5.1.	Payments and Due Dates. Licensee shall pay to UGARF all payments attributable to the period covered by each payment report under paragraph 4.2 on the date such payment report is due. All other payments, if not otherwise specified in this Agreement, shall be paid within thirty (30) days after the due date. All payments shall be made by wire transfer to an account designated by UGARF, or in person, via U.S. mail or by commercial carrier to Technology Commercialization Office, University of Georgia Research Foundation, Inc., Boyd Graduate Studies Research Center, Athens, GA 30602-7411. Royalty reports shall be faxed or sent by email or express courier to the Director, Technology Commercialization Office on the same date.

5.2.	Currency Conversion. All payments shall be paid in U.S. dollars. If any Licensed Products are sold for consideration other than dollars, the Net Sales of such Licensed

Products shall first be determined in the currency of the country in which such sales of Licensed Products were made and then converted to dollars at a ninety (90) day trailing average published by the Wall Street Journal (U.S. ed.) for conversion of the foreign currency into dollars on the last day of the quarter for which such payment is due.

5.3.	Overdue Payments. Overdue payments shall bear simple interest until paid at the lower of (i) the annual rate of ten percent (10%) or (ii) the highest rate permitted by law. Any payment not made due to a bona fide dispute between the Parties shall not be considered an overdue payment until such dispute is resolved.

5.4.	Termination Report and Payment. Within sixty (60) days after the date of termination or expiration of this Agreement, Licensee shall make a final report and payment to UGARF per Articles 4 and 5, respectively, except that if Licensee continues to sell Licensed Products after termination pursuant to paragraph 11.4, then Licensee shall continue to make payments and reports as required by this Agreement through the period of continued sales, and shall make a final report and payment to UGARF within sixty (60) days of the last date of continued sales. Licensee shall reimburse UGARF for all Patent Expenses, as set forth in paragraph 3.8, incurred by UGARF (i) through the effective date of termination; or (ii) through the period of Licensee’s sales, if Licensee continues to make sales of Licensed Product after the effective date of termination pursuant to paragraph 11.4.

5.5.	No Refunds or Credits. All amounts paid to UGARF by Licensee pursuant to paragraphs 3.1, 3.6 and 3.8 shall be non-refundable. Any amounts paid to UGARF pursuant paragraphs 3.3, 3.4, 3.5, 3.7, or 3.9 in error or subject to correction shall be refunded or credited against future payments by Licensee.
ARTICLE 6. COMMERCIAL DILIGENCE, MILESTONES,
AND DEVELOPMENT PLANS
6.1	Commercial Diligence. Licensee shall meet the obligations of paragraphs 6.2 and 6.3 and shall otherwise use commercially reasonable efforts, directly or through Sublicensees, to bring one or more Licensed Products to market. Sublicensee’s performance of any Licensee obligations under this Agreement will be deemed performance by Licensee, and commercial efforts by a Sublicensee will be deemed commercial efforts of Licensee.

6.2	Development Plans and Milestone Dates. At no time during the term of this Agreement will there be a period greater than [ * * * ] in which Licensee (or at least one Sublicensee) is not pursuing development of a Licensed Product pursuant to a Development Plan submitted to UGARF, or at least one Licensed Product is not on the market.
(a).	[ * * * ] and [ * * * ] for HIV Indication. As of the Effective Date, Appendix A sets forth Licensee’s Development Plan for compounds [ * * * ] and [ * * * ] for the HIV Indication. Subject to the extension provisions of paragraph 6.3 below, for at least one of either [ * * * ] or [ * * * ], Licensee shall initiate a [ * * * ] within [ * * * ] of the Effective Date, a [ * * * ] within [ * * * ] of the Effective

Date, and a [ * * * ] within [ * * * ] of the Effective Date.

(b).	HIV Indication Other Than [ * * * ] and [ * * * ]. Within [ * * * ]after submitting an Investigational New Drug application (“IND”) to the U.S. Food and Drug Administration (or a like application to a like agency in any other country) for a HIV Indication Licensed Product other than [ * * * ] or [ * * * ], Licensee shall provide to UGARF a Development Plan setting forth Licensee’s planned development efforts for such Licensed Product. Subject to the extension provisions of paragraph 6.3 below, Licensee shall initiate a [ * * * ] for the Licensed Product within [ * * * ] of the date of such IND, a [ * * * ] within [ * * * ] of the date of such IND, and a [ * * * ] within [ * * * ] of the date of such IND. The Development Plan shall be incorporated into Appendix A and made part of this Agreement. Any prior Development Plan for compounds that are no longer being pursued by Licensee shall be deleted from Appendix A.

(c).	HCV Indication. Subject to the extension provisions of paragraph 6.3 below, Licensee shall initiate a [ * * * ] within [ * * * ] of the Effective Date, [ * * * ] within [ * * * ] of the Effective Date, and [ * * * ] within [ * * * ] of the Effective Date for a HCV Indication Licensed Product. Within [ * * * ] after submitting an IND to the U.S. Food and Drug Administration (or a like application to a like agency in any other country) for a HCV Indication Licensed Product, Licensee shall provide to UGARF a Development Plan setting forth Licensee’s planned development efforts for such Licensed Product. The Development Plan shall be incorporated into Appendix A and made part of this Agreement. Any prior Development Plan for a HCV Indication that is no longer being pursued by Licensee shall be deleted from Appendix A.

(d).	Indications Other Than HIV and HCV. During the term of this Agreement, Licensee may initiate development of one or more Licensed Products for an Indication other than HIV or HCV (“Other Indication”). If so, within [ * * * ] after submitting an IND to the U.S. Food and Drug Administration (or a like application to a like agency in any other country) for an Other Indication Licensed Product, Licensee shall provide to UGARF a Development Plan setting forth Licensee’s planned development efforts for such Licensed Product. Subject to the extension provisions of paragraph 6.3, for each Other Indication Licensed Product for which Licensee submits a Development Plan, Licensee shall initiate a [ * * * ] within [ * * * ] of the date of such Development Plan, a [ * * * ] within [ * * * ] of the date of such Development Plan, and a [ * * * ] within [ * * * ] of the date of such Development Plan. Any Other Indication for which Licensee has not submitted a Licensed Product Development Plan within [ * * * ] of the Effective Date shall automatically be excluded from the Field of this License Agreement.
6.3	Diligence Dates and Extensions. No later than 30 days after the due date for a development diligence milestone event listed in paragraph 6.2, Licensee may purchase an extension of time to achieve the milestone at the rate of [ * * * ] per Indication, for up to a maximum of [ * * * ] extension years per Indication, which extension years need not be exercised immediately following one another. Each such extension will only become effective upon Licensee’s payment to UGARF of the [ * * * ] extension fee. If Licensee elects not to purchase an extension or one is not available, then: (i) in the case of 6.2(a) the rights to [ * * * ] and [ * * * ] shall revert to UGARF; (ii) in the case of 6.2(b) the rights to the HIV Indication Other Than [ * * * ] and [ * * * ] shall automatically be excluded from the Field of this License; and (iii) in the case of 6.2(c) the rights to the HCV Indication shall automatically be excluded from the Field of this License; and (iv) in the case of 6.2(d) the rights to each given Other Indication shall revert to UGARF and automatically be excluded from the Field of this License.

6.4	Sublicense Performance. Licensee shall incorporate, or shall cause to be incorporated, into any Sublicense an obligation to use commercially reasonable efforts (per customary terms and conditions for sublicenses of that type) to bring a Licensed Product to market. A Sublicensee’s performance of any obligations under this Agreement will be deemed performance by Licensee.
ARTICLE 7. PATENT PROSECUTION AND MAINTENANCE
7.1.	Patent Prosecution and Maintenance. UGARF shall be primarily responsible for prosecuting and maintaining the Licensed Patents using patent counsel reasonably acceptable to both Parties. As of the Effective Date, Henry D. Coleman is acceptable patent counsel to both Parties. UGARF shall use reasonable efforts to assure that the inventors on the Licensed Patents meet their obligations of disclosure to the U.S. Patent Office. The Parties shall enter into a joint representation agreement so that both may communicate freely with patent counsel without waiving the work product or attorney client privilege. UGARF shall promptly provide Licensee with copies of all filings and correspondence pertaining to patent prosecution and maintenance activities so as to give Licensee reasonable opportunities to advise and cooperate with UGARF and review and comment on such patent applications and prosecution documents. UGARF shall consult with Licensee as to the preparation, filing, prosecution, and maintenance of all Licensed Patents reasonably prior to any deadline or action with the United States Patent & Trademark Office or any foreign patent office. Licensee and UGARF agree to cooperate with each other during the patent application and prosecution process. Licensee shall notify UGARF in writing of the countries in which Licensee wishes patent applications to be filed, including but not limited to national phase filings and registrations in countries from regional filings. UGARF shall file such additional applications. UGARF may, at its own expense, file patent applications in those countries in which Licensee elects not to file. Applications filed in non-elected countries will be excluded from the Licensed Patents; and the expenses therefore shall not be reimbursed by Licensee. By ninety (90) days prior written notice at any time during the term, Licensee may advise UGARF that it no longer will reimburse the Patent Expenses on one or more Licensed Patents in a particular country. Expenses incurred by UGARF ninety (90) days or more after Licensee’s written notice shall not be reimbursed by Licensee. UGARF may elect to continue prosecution and maintenance at its own expense or permit Licensed Patents in such countries to be abandoned or lapse. If UGARF elects to continue, Licensed Patents in such countries shall be removed from Licensed Patents.

7.2.	Interferences. UGARF will give Licensee prompt written notice upon the declaration of any interference involving the Licensed Patents. The Parties shall cooperate in the interference proceeding using counsel acceptable to both Parties unless there is a Sublicense, in which case the counsel shall be chosen by the Sublicensee. In the absence of a Sublicense, fees and costs incurred in connection with the interference shall be deemed to be Patent Expenses and shall be reimbursed as provided herein. Licensee may terminate its obligation to reimburse for interference expenses upon ninety (90) days written notice, and the claims or patent at issue shall be removed from the Licensed Patents in the geographic territory governed by the interference proceeding.

7.3.	Patent Extension. Upon Licensee’s request and at Licensee’s pro rata expense (as determined by the ratio of 1 to the number of other licensees (excluding Sublicensees) to the applicable Licensed Patent), UGARF shall apply to the patent office of a given country to have the normal term of any Licensed Patent extended or restored under a country’s procedure for extending a patent term where such extension relates to duration of patent prosecution of such patent application. Licensee shall assist UGARF in its efforts to obtain such extension. If extended, Licensee shall be obligated to make all payments due under this Agreement through the end of the extended patent term. If after written notice Licensee affirmatively elects not to extend, UGARF may at its own expense obtain such extension, and the license to the non-elected extended Licensed Patent under this Agreement will expire upon expiration of the natural patent term. No other type of extension of the term of patent rights or exclusive marketing rights shall be sought by UGARF or any licensee of UGARF except with the prior written consent of Licensee, which consent shall not be unreasonably withheld.
ARTICLE 8. REPRESENTATIONS, WARRANTIES, DISCLAIMER,
LIMITATION OF LIABILITY, INDEMNIFICATION, AND INSURANCE
8.1.	UGARF Representations. Licensee relies on the following representations of UGARF in entering into this Agreement. UGARF represents that as of the Effective Date:
(a).	all of the patent applications listed in Appendix B are owned by UGARF;

(b).	UGARF has not granted any rights in claimed subject matter of the Licensed Patents in the Field to a third party, other than the rights reserved in the UGARF, transferable to UGA, set out in paragraph 2.2(a), and the rights in the U.S. government set out in paragraph 2.2(b);

(c).	other than those listed in Appendix B, UGARF does not own or has not in-licensed under any patents or applications relating to the use of uracil and pyridinone nucleobase scaffolds in compounds;

(d).	to the best of UGARF’s knowledge, the issued patents or allowed claims in Appendix B hereto are valid and enforceable, and UGARF is not aware of any information that would render such patents invalid or unenforceable. UGARF further represents that it has not received any notice that any issued patent or allowed claim in the Licensed Patents is invalid or unenforceable;

(e).	UGARF has not received notice that a product or process of a third party is alleged to infringe any issued patent or allowed claim in the Licensed Patents, and UGARF has given no such notice to any third party;

(f).	with respect to the Licensed Patents, UGARF has complied with all disclosure, reporting, election and other applicable provisions of the Bayh-Dole Act (35 U.S.C. 200, et seq.);

(g).	all test results relating to the subject matter disclosed in the Licensed Patents, as well as any and all other data and information at UGA relating to the subject matter disclosed in the Licensed Patents, if requested by Licensee, has been made available to Licensee, except for the names of any third party proprietary compound(s), which name(s) were redacted from test results or other data or information, and Licensee agrees that UGARF need not provide such compound name(s) to Licensee; and

(h).	UGARF is compliant with all of its own policies, and with Georgia law, material to this Agreement; and

(i).	after reasonable inquiry with Dr. Nair, UGARF is not aware of any test results or data that has not been provided or disclosed to Licensee that would reasonably be expected to have a material adverse impact on Licensee’s evaluation or the development of the inventions disclosed in the Licensed Patents.
8.2.	UGARF Warranties. UGARF warrants that during the term of this Agreement:
(a).	UGARF will not assign any of its rights to any of the Licensed Patents except pursuant to paragraph 13.1 below;

(b).	UGARF will not grant any rights in Licensed Patents in the Field and in the Territory to a third party, and UGARF will not transfer direct or indirect ownership of the rights to the Licensed Patents that are licensed to Licensee to any third person or entity;

(c).	UGARF will promptly notify Licensee in writing if it receives any notice that any issued patent or allowed claim in Licensed Patents is invalid or unenforceable;

(d).	UGARF will promptly notify Licensee in writing if it receives any written notice wherein a product or process of a third party is alleged to infringe any issued patent or allowed claim in the Licensed Patents; and

(e).	with respect to the Licensed Patents, UGARF will comply with all disclosure, reporting, election and other applicable provisions of the Bayh-Dole Act (35 U.S.C. 200 et seq.).
8.3.	Mutual Representations. The Parties each rely on the following representations in entering into this Agreement. Each Party represents that as of the Effective Date:
(a).	it has the right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(b).	it has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c).	it has obtained all necessary consents, approvals, and authorizations of all governmental authorities and other entities required in connection with entering into this Agreement, except for those the failure of which to obtain would not have a material adverse effect; and

(d).	the execution and delivery of this Agreement, including the grant of licenses or Sublicenses hereunder, and the performance of such Party’s obligations hereunder do not conflict with or violate or constitute a default of any requirement of applicable laws or regulations or with any material contractual obligation of such Party.
8.4.	Mutual Warranties. Each Party warrants that during the term of this Agreement:
(a).	it will take all necessary corporate action on its part to authorize the performance of its obligations hereunder; and

(b).	performance under this Agreement, including the grant of Sublicenses hereunder, and the performance of each Party’s obligations hereunder will not conflict with or violate or constitute a default of any requirement of applicable laws or regulations or with any material contractual obligation of such Party.
8.5.	Licensee Warranties. Licensee warrants that it will use commercially reasonable efforts to obtain all necessary consents, approvals, and authorizations of all governmental authorities and other entities (other than FDA and other comparable product approvals and product pricing approvals) required in connection with performance of its obligations under this Agreement, except for those the failure of which to obtain would not have a material adverse effect.

8.6.	Disclaimer of Warranties. EXCEPT AS SET FORTH IN PARAGRAPHS 8.1 THROUGH 8.5: (1) UGARF DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, RELATING IN ANY WAY TO THE LICENSED PATENT RIGHTS OR LICENSED PRODUCTS, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND

FITNESS FOR A PARTICULAR PURPOSE; AND (2) LICENSEE AND ITS SUBLICENSEES ASSUME THE ENTIRE RISK AND RESPONSIBILITY FOR THE SAFETY, EFFICACY, PERFORMANCE, DESIGN, MARKETABILITY, TITLE, AND QUALITY OF ALL LICENSED PATENTS AND LICENSED PRODUCTS. NOTHING CONTAINED IN THIS AGREEMENT SHALL BE CONSTRUED AS EITHER A WARRANTY OR REPRESENTATION BY UGARF AS TO THE VALIDITY OR SCOPE OF THE LICENSED PATENTS.

8.7.	Limitation of Liability. UGARF assumes no liability with respect to infringement of any patent or other intellectual property right of third parties due to the activities of Licensee or Sublicensees under this Agreement (except with respect to any breach of this Agreement by UGARF). In no event will UGARF, the Board of Regents of the University System of Georgia, UGA, or their regents, trustees, directors, officers, faculty, students, employees, consultants, and agents (collectively “UGARF Indemnitees”) be responsible or liable for any direct, indirect, special, punitive, incidental, or consequential damages or lost profits to Licensee or Sublicensees, or any other individual or entity arising from the acts or omissions of Licensee or Sublicensees regardless of legal theory (except with respect to any breach of this Agreement by UGARF). The above limitations on liability apply even though UGARF, or any of UGARF Indemnitees, may have been advised of the possibility of such damage. Licensee shall not make any statements, representations, or warranties, or accept any liabilities or responsibilities whatsoever, with regard to UGARF or UGARF Indemnitees that are inconsistent with any disclaimer or limitation included in this Agreement.

8.8.	Indemnification. Except with respect to any breach of this Agreement by UGARF: none of UGARF or UGARF Indemnitees shall have any liability to Licensee or Sublicensees or any other person or entity for or on account of (and Licensee agrees and covenants, and agrees to cause each Sublicensee to agree and covenant, not to sue any UGARF Indemnitee in connection with) any injury, loss, or damage of any kind incurred by Licensee or Sublicensees or any other person or entity, whether direct, indirect, special, punitive, incidental, consequential or otherwise arising under any legal theory (and further excluding without limitation any existing or anticipated profits or opportunities for profits lost by Licensee or Sublicensees), directly arising out of or in connection with or resulting from (i) any acts or omissions of Licensee or a Sublicensee relating to this Agreement, Licensee’s or a Sublicensee’s use of the rights granted under the Licensed Patents, Licensee’s or a Sublicensee’s Licensed Products, or any of Licensee’s or Sublicensees’ activities undertaken hereunder; (ii) the production, use, or sale of the Licensed Products by Licensee or a Sublicensee, or (iii) any advertising or other promotional activities of Licensee or a Sublicensee with respect to either (i) or (ii). Licensee shall indemnify and hold each UGARF Indemnitee harmless against all claims, demands, losses, damages or penalties (including but not limited to reasonable attorney’s fees and expenses at the pretrial, trial or appellate level) to the extent they are made against any UGARF Indemnitee with respect to items (i) through (iii) above, whether or not such claims are groundless or without merit or basis (except with respect to any breach of this Agreement by UGARF). Licensee understands and agrees that its indemnification of any UGARF Indemnitee under this Agreement shall include indemnification for attorney’s fees and expenses.

8.9.	Indemnification Procedure. As a condition to the indemnification under this Agreement, a UGARF Indemnitee that intends to claim indemnification under this Article 8 shall promptly notify Licensee and Sublicensees, as applicable (such indemnifying entity, the “Indemnitor”) of any liability or action in respect of which the UGARF Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that a UGARF Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by such UGARF Indemnitee. The indemnity obligations under this Article 8 shall not apply to amounts paid in settlement of any loss, claim, damage, liability, or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, to the extent such failure substantially impairs Indemnitor’s ability to defend such action, shall relieve such Indemnitor of any such liability to the UGARF Indemnitee with regard to such action under this Article 8. The UGARF Indemnitee, its employees, and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim, or liability covered by this indemnification.

8.10.	Insurance. Licensee shall obtain and carry in full effect, and shall cause Sublicensees to obtain and carry in full effect, insurance with coverage and limits, the nature and extent of which shall be commensurate with those of similar companies in Licensee’s industry but not less than set out in Appendix H. Such insurance will be written by an insurance company having a rating reasonably acceptable to UGARF, will name UGARF as an additional insured, and shall require thirty (30) days written notice to UGARF prior to cancellation, endorsement or other policy change. Within thirty (30) days of a request by UGARF, Licensee shall provide UGARF with appropriate certificates of insurance satisfying the obligations of Licensee hereunder.
ARTICLE 9. INFRINGEMENT
9.1.	Notice. The Parties shall report to each other in writing all suspected infringement of the Licensed Patents. Should Licensee desire to negotiate with or file suit against a potential infringer, it shall first provide to UGARF a written analysis setting out in pertinent detail the grounds for infringement. Upon such notice, UGARF shall permit Licensee to take action under paragraph 9.2.

9.2.	Enforcement. Subject to paragraph 9.1, Licensee shall have exclusive authority to negotiate, license, file suit, or otherwise settle the matter without limitation. Licensee shall employ counsel reasonably satisfactory to UGARF; Licensee shall enter into a joint representation agreement with UGARF so that both may communicate freely with litigation counsel without waiving the work product or attorney client privilege. To the extent doing so will (a) not waive the work product or attorney client privilege and (b)

not violate any protective order imposed in the case, Licensee shall inform UGARF of all material developments, and provide UGARF at UGARF’s request and expense with (i) copies of all pleadings and discovery materials, and (ii) any other documents and information relevant to the case. Licensee shall be responsible for its expenses. UGARF shall reasonably cooperate and execute any documents reasonably required by Licensee, all at Licensee’s expense. Licensee shall not oppose joinder of UGARF as a party for any reason, and UGARF consents to be joined as a party, if necessary for Licensee to proceed with a suit. UGARF may be represented by its own counsel in such proceedings at its own expense. Prosecution, settlement, or abandonment of any proceeding shall be at Licensee’s reasonable discretion, provided that Licensee must not grant any infringer any rights to the Licensed Patents other than by sublicense pursuant to paragraph 2.3 of this Agreement. Any funds collected by Licensee will be paid as follows: (a) to Licensee to reimburse its documented and reasonable out of pocket third party costs and expenses incurred in such action; (b) to UGARF for its documented and reasonable out of pocket third party costs and expenses incurred in assisting Licensee; and (c) the remainder, if any, shall be treated as [ * * * ]. Upon prior written notice to UGARF, Licensee may delegate any of its rights and duties under this Article 9 to a Sublicensee, which Sublicensee shall be bound to all such rights and duties.

9.3.	UGARF Enforcement. Upon Licensee’s prior approval UGARF shall have the authority to negotiate, license, file suit, or otherwise settle the matter without limitation. UGARF shall employ counsel reasonably satisfactory to Licensee; UGARF shall enter into a joint representation agreement with Licensee so that both may communicate freely with litigation counsel without waiving the work product or attorney client privilege. To the extent doing so will (a) not waive the work product or attorney client privilege and (b) not violate any protective order imposed in the case, UGARF shall inform Licensee of all material developments, and provide Licensee at Licensee’s request and expense with (i) copies of all pleadings and discovery materials, and (ii) any other documents and information relevant to the case. UGARF shall be responsible for its expenses. Licensee shall reasonably cooperate and execute any documents reasonably required by UGARF, all at UGARF’s expense. Licensee consents to be joined as a party, if necessary in order for UGARF to proceed with a suit. Licensee may be represented by its own counsel in such proceedings at its own expense. Prosecution, settlement, or abandonment of any proceeding shall be at UGARF’s reasonable discretion, provided that UGARF must not grant any infringer any rights to the Licensed Patents in the Field without Licensee’s prior consent. Any funds collected by UGARF will be paid as follows: (a) to UGARF to reimburse its documented and reasonable out of pocket third party costs and expenses incurred in such action; (b) to Licensee for its documented and reasonable out of pocket third party costs and expenses incurred in assisting UGARF; and (c) the remainder, if any, shall be [ * * * ]. Upon prior written notice to Licensee, UGARF may delegate any of its rights and duties under this Article 9 to a licensee outside the Field, which licensee shall be bound to all such rights and duties.

9.4.	Abandonment. The rights of Licensee include the right to abandon a suit or refrain from suit. Licensee’s abandonment or refraining from suit does not give UGARF the right to proceed except that, Licensee shall provide UGARF thirty (30) days prior written notice of Licensee’s decision to abandon suit and then UGARF may proceed with the suit in the event that Licensee abandons the suit (in the trial court or on appeal) at any time after a judicial determination that at least one claim of a Licensed Patent is invalid or unenforceable.

ARTICLE 10. CONFIDENTIALITY
10.1.	Confidential Information. Pursuant to and for the purpose of complying with its obligations under this Agreement (“the Purpose”), either Party may disclose to the other Party confidential and proprietary information, technical data, trade secrets or know-how, including but not limited to, research, product plans, products, markets, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution, sales methods and systems, and sales and profit figures (the “Confidential Information”).

10.2.	General Defined Terms. The terms “Recipient” and “Provider” refer to Licensee and the UGARF in their capacity either as the recipient or the provider of Confidential Information under this Agreement.

10.3.	Manner of Disclosure. The Provider may disclose the Confidential Information to the Recipient, in writing, electronically, orally or by drawings or inspection of documents or other tangible property for the Purpose.

10.4.	Non-Disclosure Obligation. In its capacity as Recipient, each Party agrees that for a period of five (5) years from the date of disclosures received, that such Party will treat the Confidential Information with reasonable care to avoid disclosure of the Confidential Information to any person (natural or otherwise). A Recipient may disclose such Confidential Information to (i) others within its organization pursuant to paragraph 10.7 and (ii) to third parties; provided they enter into a confidentiality agreement no less restrictive than that of this Article 10. A Recipient shall be generally liable for unauthorized disclosure or failure to exercise such reasonable care, but a Recipient will not be so restricted with respect to any Confidential Information which:
(a).	is in the public domain, not through a breach of this Agreement, at the time of disclosure;

(b).	after disclosure, becomes part of the public domain, except through breach of this Agreement by the Recipient;

(c).	the Recipient can establish by documentary evidence was legally in its possession at the time of disclosure by the Provider;

(d).	comes to the Recipient from third parties who are not under an obligation to the Provider to maintain the confidentiality of that Confidential Information;

(e).	is independently developed by employees of the Recipient without use of the Confidential Information, as shown by documentary evidence;

(f).	is approved for release by written authorization of the Provider, or:

(g).	subject to paragraph 10.5, disclosure is required by applicable law or judicial or administrative order.
10.5.	Required Disclosures. If the Recipient is required by applicable law or administrative or judicial order to disclose Confidential Information, the Recipient shall give the Provider prompt notice of such fact so that the Provider may attempt to obtain a protective order or other appropriate remedy with respect to any such disclosure. The Recipient shall fully cooperate with the Provider in connection with the Provider’s efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the Recipient will make such disclosure only to the extent that such disclosure is legally required.

10.6.	Limited Use. Acceptance of the Confidential Information by the Recipient gives the Recipient the right and obligation to use the Confidential Information only for the Purpose in accordance with this Agreement and does not give the Recipient any sort of license to, use of, or any other rights in the Confidential Information.

10.7.	Internal Dissemination. Recipient’s internal dissemination of the Provider’s Confidential Information is limited to those employees, officers, directors, and agents (or, where UGARF is the Recipient, those employees, officers, directors, and agents of UGARF and UGA) whose duties justify the need to know such Confidential Information. The Recipient will make all necessary efforts to require such officers, directors, employees and agents, who have been given access to and who shall receive disclosures of the Confidential Information, to maintain the strictest secrecy under the terms and conditions of this Agreement.

10.8.	Unauthorized Use. If any third party makes any unauthorized use or disclosure of the Confidential Information under this Agreement, the Recipient shall notify the Provider and cooperate in taking reasonable steps to protect the Confidential Information from further unauthorized use or disclosure.

10.9.	Return of Information. Upon termination or expiration of this Agreement and upon request by the Provider, the Recipient will promptly return to the Provider all Confidential Information received from the Provider which is in tangible form or provide a letter certifying as to its destruction.
ARTICLE 11. TERM AND TERMINATION
11.1.	Term. Unless sooner terminated as otherwise provided herein, this Agreement begins on the Effective Date and continues until expiration of the last to expire of the Licensed Patents or patent extension as provided by paragraph 7.3.

11.2.	UGARF Right to Terminate. UGARF may, without prejudice to any of its other rights, terminate this Agreement if Licensee:
(a).	fails to pay any undisputed amount when due under this Agreement, and fails to make such payment after ninety (90) days written notice by UGARF;

(b).	fails to deliver any report when due under this Agreement, and Licensee fails to make such report after ninety (90) days written notice from UGARF; or

(c).	materially breaches this Agreement other than by (a)-(b) above, and fails to cure such breach or default within ninety (90) days after receipt of written notice by UGARF.
11.3.	Licensee Right to Terminate. Licensee may, without prejudice to any of its other rights, terminate this Agreement:
(a).	at any time with or without cause effective on ninety (90) days written notice of termination; or

(b).	if UGARF materially breaches this Agreement and fails to cure such breach or default within ninety (90) days after receipt of written notice by Licensee.
11.4.	Effect of Termination. If this Agreement terminates for any reason under paragraphs 11.2 or 11.3, on the effective date of termination Licensee shall immediately cease practicing the inventions claimed in Valid Claims of Licensed Patents and making, having made and selling the Licensed Products, and shall return to UGARF, or deliver or destroy as UGARF directs, all Confidential Information in its possession; provided, however, that (a) Licensee may continue to sell in the ordinary course of business for a period of one (1) year reasonable quantities of Licensed Products that are in Licensee’s normal inventory at the date of termination if (i) all monetary obligations of Licensee to UGARF have been satisfied and (ii) royalties on such sales, and any other payments, are paid to UGARF in the amounts and in the manner provided in this Agreement.

11.5.	Survival. Notwithstanding termination or expiration of this Agreement for any reason, the following provisions shall survive:
(a).	Licensee’s payment obligations that are accrued and remaining unpaid or unperformed prior to such termination;

(b).	Articles 4, 5, 9, 10, 12, and 13, and paragraphs 8.6, 8.7, 8.8, 8.9, 11.4, and 11.5,; and

(c).	Any cause of action or claim of a Party, accrued or to accrue, because of any breach or default of this Agreement by the other Party.
ARTICLE 12. MEDIATION
12.1.	Except for the right of either Party to apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other equitable relief, any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement (including patent validity, claim for theft of trade secrets, unauthorized disclosure of confidential information, damages, restitution, rescission or reformation, or any combination of such remedies) that the Parties are unable to resolve within sixty (60) days following written notice of a dispute including an attempt to resolve the dispute, will be mediated through non-binding mediation in good faith as follows: The Party raising such dispute shall promptly provide notice to the other Party of its claim, dispute or controversy in a writing that describes in reasonable detail the nature of the dispute (“Dispute Notice”). By not later than twenty (20) business days after the recipient has received the Dispute Notice, each Party shall have selected for itself a representative who has the authority to bind such Party, and shall additionally have advised the other Party in writing of the name and title of such representative. These representatives shall meet in person and in good faith attempt to resolve the dispute within sixty days of the Dispute Notice. If they fail to resolve it, then by not later than twenty (20) business day after their meeting date, the Parties shall each notify the other of two acceptable mediators and the representatives shall promptly select and agree upon one commonly acceptable mediator for a mediation hearing. Within thirty days thereafter, the Parties shall enter into good faith mediation and shall share the costs of mediation equally; provided, however, that each Party shall pay its own attorneys’ fees. If the representatives of the Parties do not resolve the dispute within thirty (30) business days after the mediation hearing, the Parties shall be deemed to have satisfied this requirement for mediation. If thereafter either Party desires arbitration of the dispute then such Party shall propose and the other Party shall in good faith consider the proposal.
ARTICLE 13. MISCELLANEOUS
13.1.	Assignment. This Agreement, and the rights and obligations hereunder, shall not be assigned by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, except however that this Agreement or rights and obligations hereunder may be assigned by Licensee without consent to the acquirer of substantially all of the assets of Licensee to which the assigned rights and obligations pertain. No assignment requiring consent will be effective unless the assignor has, no less than ten (10) days before the effective date thereof, (i) delivered written notice of the transaction to the other Party; and (ii) caused the successor entity to deliver to such other Party the form of a written assignment and assumption by such successor of all of the assigned terms and conditions of this Agreement, such assignment and assumption to be in form and substance satisfactory to such other Party.

13.2.	Entire Agreement, Amendment and Waiver. This Agreement, including its Appendices, contains the entire understanding of the Parties with respect to the subject matter of this Agreement and supersedes any and all prior written or oral discussions, arrangements, courses of conduct or agreements. This Agreement may be amended only by a written instrument executed by the Parties. The waiver of an obligation hereunder shall not constitute a waiver of any other obligation, and shall not constitute a permanent waiver of that obligation. Notwithstanding that the SRA is attached hereto as Appendix J and incorporated herein by reference, it is a separate and distinct agreement and deals with a subject matter separate and distinct from the subject matter of this Agreement.
13.3.	Force Majeure. No Party shall be considered in default or be liable for any delay in performance or for any non-performance caused by circumstances beyond the reasonable control of such Party, including but not limited to acts of God, explosion, fire, flood, accident, strike or other labor disturbance, war (whether declared or not), terrorism, sabotage, order or decree of any court or unforeseen or unanticipated action of any governmental authority, or other causes, whether similar or dissimilar to those specified, that cannot reasonably be anticipated or controlled by the Party who failed to perform.

Performance is excused only for the duration of the force majeure event and a commercially reasonable time thereafter.

13.4.	Notices. All notices required or desired to be given under this Agreement, and all payments to be made to UGARF under this Agreement, shall be delivered to the Parties in the manner set out herein and at the addresses set forth in Appendix I, unless otherwise set forth in this Agreement. Notices may be given (i) by hand, or (ii) by certified mail return receipt requested, or (iii) by commercial carrier. Such notices or payments are effective upon receipt by an employee, agent, or representative of the receiving Party authorized to receive notices or other communications sent or delivered in the manner set forth above.

13.5.	Severability. If any one or more of the provisions of this Agreement is held by any court of competent jurisdiction to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the Parties, and the validity of the remaining provisions shall not be affected; provided that such reformation does not depart materially from the intent of the Parties.

13.6.	Governing Law. This Agreement is governed and interpreted under the laws of the State of Georgia applicable to contracts made entirely within Georgia by Georgia residents.

13.7.	Damages. The Parties each hereby waive any right to receive punitive, consequential, special or indirect damages relating in any way to this Agreement.

13.8.	Marking. Licensee shall place in a conspicuous location on any Licensed Product (or its packaging where appropriate) made or sold under this Agreement a patent notice in accordance with applicable laws.

13.9.	Manufacture. Licensee shall be bound by and comply with any applicable laws, regulations or restrictions regarding the location of manufacture of Licensed Product imposed by the U.S. government upon UGARF, Licensee or a Sublicensee as a result of any United States government funding of the research from which any inventions claimed in any Licensed Patent were conceived or reduced to practice. Upon request, UGARF will cooperate with Licensee in compliance efforts.

13.10.	Export Controls. Licensee acknowledges that Licensed Products may be subject to U.S. laws and regulations controlling the export of technical data, biological materials, chemical compositions, computer software, laboratory prototypes and other commodities (“Technical Data”). Licensee’s transfer of Technical Data may require a license from an agency of the U.S. government or written assurances by Licensee that Licensee shall not export Technical Data to certain foreign countries without prior approval of the U.S. government. UGARF neither represents that an export license will not be required nor that, if required, such export license shall issue.

13.11.	Implementation. Each Party shall, at the request of the other Party, execute any document reasonably necessary to implement the provisions of this Agreement.

13.12.	Remedies. Due to the proprietary nature of the subject matter, the Parties agree that their respective rights and obligations under this Agreement may be enforced by injunction, specific performance, or other equitable relief, without prejudice to any other rights and remedies the Parties may have.

13.13.	Jury Trial Waiver. Each Party acknowledges the additional time and expense required for a jury trial versus a bench trial for disputes relating to patent infringement or validity. The Parties hereby waive their right to trial by jury in any action relating to the infringement or validity of any claim in the Licensed Patents.

13.14.	Relationship of Parties. The Parties are independent contractors. There is no relationship of principal to agent, master to servant, employer to employee, or franchiser to franchisee between the Parties. Neither Party has the authority to bind the other or incur any obligation on its behalf.

13.15.	Agreement Conflicts. In the event of a conflict between this Agreement and an Appendix attached hereto, the terms of this Agreement shall control.

13.16.	Advertising. Each Party shall not use (and shall prohibit its agents, Affiliates, licensees and sublicensees from using) the names and marks of the other Party or any of its agents in connection with any commercial activity under this Agreement without prior written consent. Notwithstanding the foregoing, Licensee may use the name of UGARF in a non-misleading fashion in (i) business plans, offering memoranda and other similar documents for the purpose of raising financing for the operations of Licensee as related to the Licensed Products; (ii) as required in sublicenses to vest UGARF’s interests as a third party beneficiary, and (iii) as required in any securities reports required to be filed with the Securities and Exchange Commission.
IN WITNESS WHEREOF, the Parties hereto have caused this License Agreement to be executed by their authorized officers or representatives on the date indicated below.

University of Georgia Research Foundation, Inc.		Inhibitex, Inc.

By:		By:

Name:	Dr. David Lee	Name (print):

Title:	Executive Vice President	Title:

Date:		Date:

Read and understood by:

University of Georgia

By:

Name:	Dr. David Lee
Title:	Vice President for Research
Date:

APPENDIX A
LICENSEE’S TECHNOLOGY DEVELOPMENT PLAN
[ * * * ]

APPENDIX B
LICENSED PATENTS

U.S.
	UGARF		Application
	Case		Serial	Filing		Pub.		International
	Number	Title	Number	Date	Pub. Number	Date	PCT Application	Filing Date	Status/Comments
(1)	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]
(2)	[ * * * ]		[ * * * ]	[ * * * ]			[ * * * ]	[ * * * ]	[ * * * ]
(3)	[ * * * ]			[ * * * ]					[ * * * ]
(4)	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]		[ * * * ]
(5)	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]				[ * * * ]	[ * * * ]
(6)	[ * * * ]		[ * * * ]	[ * * * ]
(7)	[ * * * ]		[ * * * ]	[ * * * ]					[ * * * ]

[ * * * ]
[ * * * ]

APPENDIX C
ANNUAL MINIMUM ROYALTY PAYMENTS (Paragraph 3.5)
1.	HIV Indication Licensed Products Licensee shall make written notice to UGARF of the date of Licensee’s first arm’s length commercial sale for consideration of each Separate and Distinct (as defined below) Licensed Product for the HIV Indication (“HIV Indication Licensed Product”) within [ * * * ] of such sale. The Annual Minimum Royalty Payments at paragraph 3.5, identified in dollars in the table below, are due beginning in the [ * * * ] following the first sale of an HIV Indication Licensed Product [ * * * ] and continuing for [ * * * ], and vary depending upon the total number of HIV Indication Products on the market at the end of each calendar year, as set out in the table below. The Annual Minimum Royalty Payments are only payable to the extent that the earned royalty actually paid upon the sale of such HIV Indication Licensed Products for a given calendar year is less than the below-stated minimum royalty payment; in which case Licensee shall pay to UGARF an amount equal to the applicable minimum royalty payment less the earned royalty actually paid for such HIV Indication Licensed Products. As used in Appendices C and F, and in paragraph 4.3, a “Separate and Distinct” Licensed Product means a Licensed Product that differs from other Licensed Products in that it is a different chemical entity, has new or different qualities, or is subject to separate review and approval by the FDA or other relevant regulatory authority.

•	• No. of HIV Indication Products on the market: [ * * * ]	• No. of HIV Indication Products on the market: [ * * * ]	• No of HIV Products on the market: [ * * * ]or [ * * * ]

• [ * * * ]	• [ * * * ]	• [ * * * ]	• [ * * * ]
2.	HCV Indication Licensed Products. Licensee shall make written notice to UGARF of the date of Licensee’s first arm’s length commercial sale for consideration of each Separate and Distinct (as defined at paragraph 1 above) Licensed Product for the HCV Indication (“HCV Indication Licensed Product”) within [ * * * ] of such sale. The following Annual Minimum Royalty Payments, identified in dollars in the table below, are due beginning in the [ * * * ] following the first sale of an HCV Indication Licensed Product [ * * * ] continuing through [ * * * ], and vary depending upon the total number of HCV Indication Products on the market at the end of each calendar year, as set out in the table below. The Annual Minimum Royalty Payments are only payable to the extent that the earned royalty actually paid upon the sale of such Licensed Products for a given calendar year is less than the below-stated minimum royalty payment; in which case Licensee shall pay to UGARF an amount equal to the applicable minimum royalty payment less the earned royalty actually paid for such HCV Indication Licensed Products.

•	• No. of HCV Indication Products on the market: [ * * * ]	• No. of HCV Indication Products on the market: [ * * * ]	• No of HCV Products on the market: [ * * * ] or [ * * * ]

• [ * * * ]	• [ * * * ]	• [ * * * ]	• [ * * * ]
3.	Other Indication Licensed Products. Licensee shall make written notice to UGARF of the date of Licensee’s first arm’s length commercial sale for consideration of each Separate and Distinct Licensed Product for any Indication other than HIV or HCV within [ * * * ] of such sale. The following Annual Minimum Royalty Payments, identified in dollars in table below, are due beginning in the [ * * * ] following the first sale of a Licensed Product for a new Indication for which Licensed Product has not previously been sold [ * * * ] continuing for [ * * * ], and vary depending upon the number of Licensed Products for any Indication other than HIV or HCV that are on the market at the end of year calendar year, as set out in the table below. The Annual Minimum Royalty Payments are only payable to the extent that the earned royalty actually paid upon the sale of such Licensed Products for such particular Indication for a given calendar year is less than the below-stated minimum royalty payment; in which case Licensee shall pay to UGARF an amount equal to the applicable minimum royalty payment less the earned royalty actually paid for Licensed Products for each such separate Indication.

•	• No. of non-HIV/non-HCV Indication Products on the market: [ * * * ]	• No. of non-HIV/non-HCV Indication Products on the market: [ * * * ]	• No of non-HIV/non-HCV Products on the market: [ * * * ] or [ * * * ]

• [ * * * ]	• [ * * * ]	• [ * * * ]	• [ * * * ]

APPENDIX D
ANNUAL LICENSE MAINTENANCE FEES (Paragraph 3.6)
     Licensee shall pay UGARF an Annual License Maintenance Fee of [ * * * ] no later than thirty (30) days after each anniversary of the Effective Date provided, however, that Licensee’s obligation to pay Annual License Maintenance Fees shall cease in the first full calendar year following the first sale of a Licensed Product.

APPENDIX E
SUBLICENSE FEES (Paragraph 3.7)
1.	Definitions. “Sublicense Payment” means a payment received by Licensee as direct consideration specifically for the grant of a Sublicense of the Licensed Patents. For purposes of paragraph 3.7 and this Appendix E, Sublicense Payments include, but are not limited to, (a) Sublicense signing or upfront fees, (b) the portion of any premium (the excess over the fair market value) paid by Sublicensee for debt or equity securities issued by Licensee to a Sublicense to the extent such premium is (i) direct consideration for entering into a Sublicense, and (ii) exceeds [ * * * ] of the fair market value of the debt or equity securities issued by Licensee in direct connection with a Sublicense; (c) development or commercial diligence milestone payments for development or commercialization of Licensed Products, (d) annual license maintenance fees in excess of amounts payable to UGARF by Licensee as set forth in Appendix D; (e) royalties received by Licensee from a Sublicensee; (f) annual minimum royalty payments received by Licensee from a Sublicensee; or (g) similar consideration that is milestone-based, development-based, or diligence-based.

Notwithstanding the foregoing, Sublicense Payment specifically excludes the following payments received by Licensee from any Sublicensees: (a) reasonable funding or reimbursement for research activities performed by Licensee on behalf of a Sublicensee after the effective date of the respective Sublicense; (b) reasonable payments or reimbursements for materials made for or transferred to a Sublicensee after the effective date of the respective Sublicense; (c) reasonable payments or reimbursements for other expenses incurred by Licensee on behalf of and for the benefit of a Sublicensee after the effective date of the respective sublicense; (d) reimbursement for Licensee’s payment of Patent Expenses to UGARF incurred before or after the effective date of the Sublicense; (e) reasonable payments or reimbursements for the cost of clinical trials conducted by Licensee on behalf of Sublicensee after the effective date of the Sublicense; (f) reasonable payments for the transfer to a Sublicensee of know-how developed without input by UGARF or UGA, or if with input from UGARF or UGA, then the pro rata portion of such payment attributable to know-how developed without input by UGARF; and (g) consideration of any kind received by Licensee for the transfer or grant from Licensee to a Sublicensee of rights, assets or value of any kind other than rights, assets or value within the Licensed Patents under this Agreement.

As used herein, “completion” shall mean the date on which the last subject or patient in the respective clinical trial has completed the requisite follow-up period and is off study, and “initiation” shall mean the date on which the first subject or patient is enrolled in the respective clinical trial.

2.	Sublicense Fees.
(a).	If at any time before the completion of a [ * * * ] for a given Licensed Product within a particular Indication, Licensee enters into a Sublicense for that Licensed Product in that Indication, then at any time on or after the date of the Sublicense, if Licensee receives from that Sublicensee any Sublicense Payments related to that Licensed Product for that Indication, then Licensee shall pay to UGARF [ * * * ] of such Sublicense Payments.
(b).	If at any time after the completion of a [ * * * ] but before the completion of a [ * * * ] for a given Licensed Product within a particular Indication, Licensee enters into a Sublicense for that Licensed Product in that Indication, then at any time on or after the date of the Sublicense, if Licensee receives from that Sublicensee any Sublicense Payments related to that Licensed Product in that Indication, then Licensee shall pay to UGARF [ * * * ] of such Sublicense Payments.

(c).	If, at any time after the completion of [ * * * ] for a given Licensed Product within a particular Indication, Licensee enters into a Sublicense for that Licensed product in that Indication, then at any time on or after the date of the Sublicense, if Licensee receives from that Sublicensee any Sublicense Payments related to that Licensed product for that Indication, then Licensee shall pay to UGARF [ * * * ] of such Sublicense Payments.

(d).	If, at any time after completion of a [ * * * ] for a given Licensed Product within a particular Indication, Licensee enters into a Sublicense for that Licensed Product for that Indication, then at any time on or after the date of the Sublicensee if Licensee receives from that Sublicensee any Sublicense Payments related to that Licensed Product for that Indication, then Licensee shall pay to UGARF [ * * * ]of such Sublicense Payments.

APPENDIX F
MILESTONE PAYMENTS (Paragraph 3.8)
1.	HIV Indication Milestone Payments.
(a).	First HIV Indication Licensed Product. The following one-time development milestone payments only apply the first time each event occurs for the first Separate and Distinct HIV Indication Licensed Product, as “Separate and Distinct” as defined in Appendix D.

• Development Milestone	• Payment

• [ * * * ]	• [ * * * ]
(b).	Subsequent HIV Indication Licensed Products. Milestone payments for the second and each subsequent Separate and Distinct HIV Indication Licensed Product will be the same as those outlined in 1(a), provided however, that to the extent that a milestone payment or payments were made for a prior Separate and Distinct HIV Indication Licensed Product, such milestone payments that were already made will only again become payable for the second and each subsequent Separate and Distinct HIV Indication Licensed Product in the event that such Licensed Product achieves the last milestone that the prior Separate and Distinct HIV Indication Licensed Product failed to achieve.
2.	HCV Indication Milestone Payments.
(a).	First HCV Indication Licensed Product. The following one-time development milestone payments only apply the first time each event occurs for the first Separate and Distinct HCV Indication Licensed Product.

• Development Milestone	• Payment

• [ * * * ]	• [ * * * ]
(b).	Subsequent HCV Indication Licensed Products. Milestone payments for the second and each subsequent Separate and Distinct HCV Indication Licensed Product will be the same as those outlined in 2(a), provided however, that to the extent that a milestone payment or payments were made for a prior Separate and Distinct HCV Indication Licensed Product, such payments that were already made will only again become payable for the second and each subsequent Separate and Distinct HCV Indication Licensed Product in the event that such Licensed Product achieves the last milestone that the prior Separate and Distinct HCV Indication Licensed Product failed to achieve.

3.	Other Indication Milestone Payments.
(a).	First Other Indication Licensed Product. For any Indication other than HIV or HCV (“Other Indication”), the following one-time development milestone payments only apply the first time each event occurs for the first Separate and Distinct Licensed Product:

• Development Milestone	• Payment

• [ * * * ]	• [ * * * ]
(b).	Subsequent Other Indication Licensed Products. Milestone payments for the second and each subsequent Separate and Distinct Other Indication Licensed Product will be the same as those outlined in 3(a), provided however, that to the extent that a milestone payment or payments were made for a prior Separate and Distinct Other Indication Licensed Product, such milestone payments that were already made will only again become payable for the second and each subsequent Separate and Distinct Other Indication Licensed Product in the event that such Licensed Product achieves the last milestone that the prior Separate and Distinct Other Indication Licensed Product failed to achieve.
4.	For purposes of this Appendix F, successful completion of a clinical trial shall mean that the clinical trial achieved or met its predefined primary endpoint or objectives, and/or the results of the trial support advancing the respective Separate and Distinct Licensed Product to the next stage of clinical development.

APPENDIX G
PAYMENT REPORTS
     Each Royalty Report due under this Agreement shall provide the following aggregate information per quarter for all Licensed Products sold by Licensee or Sublicensees.
1.	Sales report by country sufficient for UGARF to determine specific volume of sales and total Net Sales in each country;

2.	Number of units of each Licensed Product sold by Licensee or by Sublicensees;

3.	Total dollar amount Subject to Royalty;

4.	Applicable Conversion Rate for Foreign Sales;

5.	Total dollars Converted to U.S. Dollars;

6.	Minimum Royalty Due, if applicable;

7.	Total Royalty Due, if applicable;

8.	Total Sublicense Fee Due, if applicable;

9.	Names and Addresses of all Sublicensees, and Affiliates and distributors selling Licensed Product.

APPENDIX H
INSURANCE REQUIREMENTS
     Beginning on the date a first clinical trial is initiated incorporating a Licensed Product and continuing for five years after the date of the last sale of a Licensed Product in the United States, Licensee shall maintain a commercial general liability insurance policy that insures UGARF Indemnitees and names UGARF Indemnitees as an additional insured for all claims, damages, actions, and judgments mentioned in paragraphs 8.6, 8.7, and 8.8 of this Agreement, and provides UGARF Indemnitees with liability coverage in an amount no less than five million Dollars ($5,000,000) per occurrence, subject to a reasonable aggregate amount per policy period.
     In the event that this Agreement terminates without the sale of any Licensed Product, and no sale of Licensed Product is anticipated, the insurance required under this paragraph may be discontinued.

APPENDIX I
NOTICES

1.	If to UGARF:	Director, Technology Commercialization Office University of Georgia Research Foundation, Inc. Boyd Graduate Studies Research Center, 6th Floor Athens, Georgia 30602-7411 Facsimile: (706) 542-3837

	With a copy to:	General Counsel University of Georgia Research Foundation, Inc. Boyd Graduate Studies Research Center, 6th Floor Athens, Georgia 30602-7411 Facsimile: (706) 583-0074

2.	If to Licensee:	Dr. Joseph M. Patti, Chief Scientific Officer Inhibitex, Inc. 9005 Westside Parkway Alpharetta, GA 30004 Facsimile: (678) 746-0624

	With a copy to:	David S. Rosenthal, Esq. Dechert, LLP 30 Rockefeller Plaza New York, New York 10112 Facsimile: (212) 698-3599

APPENDIX J
SPONSORED RESEARCH AGREEMENT
To be attached.